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                                                                      EXHIBIT 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
           For the Three and Six Months Ended June 30, 1999 and 1998
                 (Amounts in thousands, except per share data)

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                                                        Three Months Ended        Six Months Ended
                                                             June 30,                 June 30,
                                                     -----------------------     ---------------------
                                                      1999            1998        1999           1998
                                                     -------         -------     ------        -------
Basic - assumes no dilution:

Net income for the period                            $10,422         $15,648      $27,473      $38,107
                                                     -------         -------      -------      -------

Weighted average number of common
 shares outstanding during the period                 41,131          43,597       41,467       43,885
                                                     -------         -------      -------      -------

Net income per share - basic                         $  0.25         $  0.36      $  0.66      $  0.87
                                                     =======         =======      =======      =======

Diluted - assumes full dilution:

Net income for the period                            $10,422         $15,648      $27,473      $38,107
                                                     -------         -------      -------      -------

Weighted average number of common
 shares outstanding during the period                 41,131          43,597       41,467       43,885
Weighted average number of common
 equivalent shares to reflect the dilutive
 effect of common stock equivalent securities:
   Warrants                                               96              99           96           99
   Stock options                                         365             483          362          484
   Common stock units related to Deferred
     Equity Compensation Plan for Directors               65              44           65           44
   Common stock units related to Deferred
     Compensation Plan for Employees                       6               2            6            1
                                                     -------         -------      -------      -------

Total common and common equivalent shares
 adjusted to calculate diluted earnings per share     41,663          44,225       41,996       44,513
                                                     -------         -------      -------      -------

Net income per share - diluted                       $  0.25         $  0.36      $  0.65      $  0.86
                                                     =======         =======      =======      =======

Percentage of dilution compared
  to basic net income per share                          0.0%            0.0%         1.5%         1.1%
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